                                                                    EXHIBIT 12.1
                          WINSTAR COMMUNICATIONS, INC.
                      RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)

                                                                              TEN MONTHS
                                                                                ENDED        YEAR ENDED     YEAR ENDED DECEMBER
                                                 YEAR ENDED FEBRUARY 28,     DECEMBER 31,   DECEMBER 31,         31, 1997
                                               ---------------------------   ------------   ------------   ---------------------
                                                1993      1994      1995         1995           1996        ACTUAL     PRO FORMA
                                               -------   -------   -------   ------------   ------------   ---------   ---------
Earnings:
  Net loss from continuing operations before
    income taxes.............................  $(4,594)  $(8,205)  $(7,226)    $(16,094)      $(82,713)    $(245,507)  $(418,901)
  Adjustments to earnings:
    Fixed charges, as detailed below.........      674       915       900        8,063         38,520        85,324     160,819
    Interest capitalized.....................       --        --        --           --           (320)       (4,200)     (4,200)
    Extraordinary item.......................       --      (194)       --           --             --            --         --
    Minority interest in WinStar Gateway
      Network................................       --      (155)       --           --             --            --         --
                                               -------   -------   -------   ------------   ------------   ---------   ---------
  Earnings as adjusted.......................  $(3,920)  $(7,639)  $(6,326)    $ (8,031)      $(44,513)    $(164,383)  $(262,282)
                                               -------   -------   -------   ------------   ------------   ---------   ---------
                                               -------   -------   -------   ------------   ------------   ---------   ---------
Fixed charges:
    Interest expense.........................  $   567   $   793   $   733     $  7,715       $ 36,834     $  77,257   $ 152,752
    Capitalized interest.....................       --        --        --           --            320         4,200       4,200
    Portion of rental expense which is
      representative of interest.............      107       122       167          348          1,366         3,867       3,867
                                               -------   -------   -------   ------------   ------------   ---------   ---------
    Total fixed charges......................      674       915       900        8,063         38,520        85,324     160,819
Preferred stock dividends....................       85        68        62          216             --         5,879      45,806
                                               -------   -------   -------   ------------   ------------   ---------   ---------
Combined fixed charges and preferred stock
  dividends..................................  $   759   $   983   $   962     $  8,279       $ 38,520     $  91,203   $ 206,625
                                               -------   -------   -------   ------------   ------------   ---------   ---------
                                               -------   -------   -------   ------------   ------------   ---------   ---------
Deficiency in earnings to cover combined
  fixed charges and preferred stock
  dividends..................................  $(4,679)  $(8,622)  $(7,288)    $(16,310)      $(83,033)    $(255,586)  $(468,907)
                                               -------   -------   -------   ------------   ------------   ---------   ---------
                                               -------   -------   -------   ------------   ------------   ---------   ---------